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                            SUBSCRIPTION CERTIFICATE

             NAME OF RIGHTS HOLDER:          ______________________________
             SUBSCRIPTION CERTIFICATE NUMBER:______________________________
             NUMBER OF RIGHTS:               ______________________________

                             AFG INVESTMENT TRUST A
            SUBSCRIPTION RIGHT FOR CLASS B SUBORDINATED BENEFICIARY INTERESTS

      This Subscription Certificate represents the number of Rights set forth above. The Rights Holder named above is entitled to acquire one Class B Subordinated Beneficiary Interest (a "Class B Subordinated Interest") in AFG Investment Trust A (the "Trust") for each Right held.

      Please Note: Minimum subscription is the lesser of (a) the amount of Class B Subordinated Interests which the Rights Holder is permitted to acquire, which is equal to the number of Rights set forth above, or (b) 400 Class B Subordinated Interests for IRAs or other Qualified Plans or (c) 1,000 Class B Subordinated Interests for all other subscribers (with a higher minimum purchase in certain states).

      To subscribe for Class B Subordinated Interests, the Exercising Rights Holder must present to __________________________ (the "Subscription Agent"), prior to 5:00 p.m., Boston time, on ______________, 1997 unless extended by the Trust (the "Expiration Date"), at the address set forth on the reverse side of this Certificate:

      a properly completed and executed Subscription Certificate and a money order or check drawn on a bank located in the United States and payable to _____________________________, as Subscription Agent for AFG Investment Trust A, in the amount of the Subscription Price for the number of Class B Subordinated Interests subscribed for under his or her Basic Subscription Rights plus, if applicable, the Subscription Price for the number of Class B Subordinated Interests for which the Over-Subscription Privilege is being exercised.

      If the Rights Holder subscribes for additional Class B Subordinated Interests pursuant to the Over-Subscription Privilege, Part B of Section I of this Subscription Certificate must be completed to indicate the maximum number of Class B Subordinated Interests for which the Over-Subscription Privilege is being exercised.

      No later than 15 business days following the Expiration Date, the Subscription Agent will send to each Exercising Rights Holder (or, if the Trust's Class A Interests are held by a nominee, to such nominee), a notice as to the number of Class B Subordinated Interests purchased pursuant to his or her Basic Subscription Rights and, if applicable, pursuant to the Over-Subscription Privilege, along with a letter explaining the allocation of Class B Subordinated Interests pursuant to the Over-Subscription Privilege. Any excess payment to be refunded by the Trust to an Exercising Rights Holder who is not allocated the full amount of Class B Subordinated Interests subscribed for pursuant to the Over-Subscription Privilege will be mailed by the Subscription Agent to him or her as promptly as practicable. An Exercising Rights Holder will have no right to modify or rescind a subscription after the Subscription Agent has received payment.

      If an Exercising Rights Holder does not make payment of any amounts due in respect of Class B Subordinated Interests subscribed for, the Trust and the Subscription Agent reserve the right to (i) find other Rights Holders for the subscribed and unpaid for Class B Subordinated Interests; (ii) apply any payment actually received by it toward the purchase of the greatest whole number of Class B Subordinated Interests which could be acquired by such Holder upon exercise of his or her Basic Subscription Rights and/or


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pursuant to the Over-Subscription Privilege, and/or (iii) exercise any and all other rights and/or remedies to which it may be entitled, including, without limitation, the right to set-off against payment actually received by it with respect to such subscribed Class B Subordinated Interests.

      Capitalized terms used but not defined in this Subscription Certificate shall have the meanings assigned to them in the Prospectus dated
___________________________, 1997 relating to the Rights.

                             AFG INVESTMENT TRUST A

Any questions regarding this Subscription Certificate and the Offer may be directed to the Subscription Agent toll-free at (800) ______________, ext. ______ or to the Trust toll-free at (800) _____________.


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                                       Expiration Date: _________________, 1997

                   PLEASE COMPLETE ALL APPLICABLE INFORMATION

BY MAIL OR OVERNIGHT COURIER:             BY HAND:
____________________________              ___________________________
____________________________              ___________________________
____________________________              ___________________________

SECTION I: TO SUBSCRIBE: I hereby irrevocably subscribe for the dollar amount of Class B Subordinated Interests indicated in A and B below upon the terms and conditions specified in the Prospectus related hereto, receipt of which is acknowledged. I enclose a check or money order for the Subscription Price for the number of Class B Subordinated Interests indicated in A plus the Subscription Price for the number of Class B Subordinated Interests indicated in
B. I hereby agree to be bound by the Trust Agreement, as from time to time in effect.

      Please Note: Minimum subscription is the lesser of (a) the amount of Class B Subordinated Interests which the Rights Holder is permitted to acquire, which is equal to the number of Rights set forth on the reverse side of this Certificate, or (b) 400 Class B Subordinated Interests ($2,000) for IRAs or other Qualified Plans or (c) 1,000 Class B Subordinated Interests ($5,000) for all other subscribers (with a higher minimum purchase in certain states).

Please check  below:

    A.   Basic             ____________________X      $5.00      =$_____________
         Subscription      (Class B               (Subscription       (Amount
         Rights            Subordinated               Price)          Required)
                           Interests Subscribed
                           For)


    B.   Over-Subsription  ___________________X       $5.00      =$_____________
         Privilege         (Additional Class B    (Subscription       (Amount
                           Subordinated               Price)          Required)
                           Interests Requested)


    C.   Amount of Check or Money Order Enclosed (Total          =$_____________
         of A and B).  Make check payable to
         ______________________, as Subscription Agent
         for AFG Investment Trust A.

___________________________  Please provide your        Day (______)___________
Signature(s) of Subscriber   telephone number       Evening (______)___________


___________________________
Signature(s) of Subscriber

The signature(s) must correspond with the name(s) as written upon the face of this Subscription Certificate, in every particular, without alteration.


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